Exhibit 99.1

KRAKacquisition Corp Announces Pricing of Upsized $300,000,000 Initial Public Offering

Cheyenne WY, USA - 27th January, 2026 — KRAKacquisition Corp (“Company”) announced today the pricing of its initial public offering of 30,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) in the United States and trade under the ticker symbol “KRAQU” beginning on January 28, 2026. Each unit consists of one Class A ordinary share and one-fourth of one redeemable warrant, with each warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. When the securities comprising the units begin separate trading, the Company expects that the Class A ordinary shares and warrants will be listed on Nasdaq under the symbols “KRAQ” and “KRAQW,” respectively. KRAQ expects the initial public offering to close on January 29, 2026, subject to customary closing conditions.
KRAKacquisition Corp was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The Company has not selected any specific business combination target and has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target.
Santander is acting as the sole book-running manager in the offering. The Company has granted the underwriters a 45-day option to purchase up to 4,500,000 additional units at the initial public offering price to cover over-allotments, if any.
The Company is making the initial public offering only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained for free from the U.S. Securities and Exchange Commission website http://www.sec.gov and from Santander US Capital Markets LLC, 437 Madison Avenue, New York, NY 10022, Attention: ECM Syndicate, by email at equity-syndicate@santander.us, or by telephone at 833-818-1602.
A registration statement relating to the securities sold in the initial public offering has been declared effective by the U.S. Securities and Exchange Commission on January 27, 2026.
This press release shall not constitute an offer to sale or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state or jurisdiction.
Cautionary Note Concerning Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the Company’s control, including those described in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. the Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.
About KRAKacquisition Corp
KRAKacquisition Corp is a blank check company formed for the purpose of effecting a business combination with one or more operating businesses. The Company is sponsored by an affiliate of Kraken.

Media Contacts
KRAKacquisition Corp
Conor McLarnon
+44 7749 080 683
Conor@lunapr.io